Exhibit 99.1

CONSOL Energy Reports First Quarter Results;
Quarterly Coal Costs Fall to $50.69 Per Ton;
2013 Gas Production on Pace to Grow 8 - 15%;
First Quarter Liquidity Unchanged at $2.4 Billion

PITTSBURGH (April 25, 2013) - CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern United States, earned an adjusted $0.19 per share1, which is a non-GAAP measure, after adjusting for certain items not generally included in security analysts' estimates. These pre-tax adjustments totaled $68.8 million, or $0.20 (after-tax) per dilutive share. CONSOL Energy reported a net loss for the quarter ended March 31, 2013 of $2 million, or ($0.01) per diluted share, compared to net income of $97 million, or $0.42 per diluted share from the year-earlier quarter. Adjusted EBITDA, which is also a non-GAAP financial measure, was $275 million for the quarter ended March 31, 2013, compared to $324 million in the year-earlier quarter.

Results were aided by lower production costs at the company's premiere low-vol Buchanan Mine, where total costs per sold ton in the just-ended quarter were $64.42. This is compared with $71.71 in the quarter ended December 31, 2012, and $90.74 in the quarter ended March 31, 2012. Lower royalties/production taxes contributed to the improvement, as prices weakened. The key to the lower costs at Buchanan, however, was the management effort to optimize both the pace of major maintenance projects and the labor force, in order to reflect a lower expected rate of operation. Additionally, the mine's Horn Mountain Portal project has helped lower travel time to and from the coal face.

"Our tier one low-vol assets at Buchanan Mine," commented Chairman and Chief Executive Officer J. Brett Harvey, "are perhaps the lowest cost metallurgical coal assets in the country. While I believe that the investment community has been more focused on lower prices from a softer world-wide met coal market, our ability to successfully manage costs has helped mitigate the impact of lower prices on profitability."

The Buchanan total costs per ton sold in the just-ended quarter of $64.42 include $8.29 per ton of DD&A, meaning that the company realized cash margins of nearly $47 per ton sold for low-vol Buchanan coal. The company believes that this could be an industry-leading result, once the competition reports.

The lower costs at Buchanan also helped the company's Coal Division achieve an average cost per ton sold of $50.69 in the 2013 first quarter. This was a decrease of $3.91 per ton, or 7%, from the prior-year's first quarter.

CONSOL's Gas Division remains on pace to grow its gas production to 170 - 180 Bcfe in 2013. If achieved, this will represent an increase of 8 - 15% above the 156.3 Bcfe produced in 2012.

The company's liquidity remained at $2.4 billion, despite investing $406 million on capital projects in the first quarter. Cash flow from operations in the quarter was $268 million, as compared to $229 million in the year-earlier quarter.

CONSOL's three infrequent or unusual transactions include the following items:
Pension settlement pre-tax expense adjustment of $27.1 million (non-cash): The adjustment is the result of accounting rules requiring acceleration of unrecognized actuarial losses when lump sum payments from a plan exceed the annual projected service and interest costs of the plan. In the first quarter 2013, lump sum pension payments exceeded the threshold which required settlement recognition. Many of these lump sums were paid in the three months ended March 31, 2013 to individuals who elected to retire under the 2012 Voluntary Severance Incentive Program.
CNX Gas shareholders litigation settlement pre-tax expense adjustment of $20.2 million: The adjustment is the result of an agreement in principle for resolution of the class actions brought by shareholders of CNX Gas challenging the tender offer by CONSOL Energy to acquire all the shares of CNX Gas common stock that

1The terms "Adjusted EPS" and "Adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to the GAAP EPS and GAAP net income below, under the caption “Non-GAAP Financial Measures."

CONSOL Energy did not already own for $38.25 per share in May 2010. The total settlement provides for a payment to the plaintiffs of $42.73 million, of which the company expects to pay $20.2 million. This settlement is subject to court approval and to the execution of final agreements with the parties.
Blacksville No. 2 Mine fire pre-tax expense impact of $15.2 million: On March 12, 2013, smoke was detected exiting the Orndoff shaft at CONSOL Energy's Blacksville No. 2 Mine near Wayne in Greene County, Pa. All day shift underground employees were safely evacuated and none sustained injuries. The location of the fire was identified and containment and extinguishment procedures were developed. The fire has since been extinguished as of March 24 and personnel have re-entered the mine.  It is not been determined when normal longwall operations will begin. The pre-tax expense impact reflects the expenses incurred to extinguish the fire. Insurance recovery has yet to be determined, so there is no impact reflected of any potential recovery in the three months ended March 31, 2013.
A final item reflected in Adjusted EPS and Adjusted EBITDA is an adjustment related to a review of certain titles in the company's Marcellus Shale acreage. As part of the title defect process the company is working through with its joint venture partner, Noble Energy, CONSOL Energy conceded title defects on acreage which had a book value to CONSOL Energy of $6.3 million.
The quarterly earnings results include an additional non-cash amortization expense and accelerated non-cash amortization for retiree-eligible employees who received awards under the new CONSOL Share Unit (CSU) program, which increased costs by $9.8 million, when compared to the prior year's quarter.  The new program replaces several previously provided executive compensation award programs.  The compensation expense of the CSU program will not be materially different from the total expense of the previous programs over their three-year life.

Strategy Statement by J. Brett Harvey

About six years ago, CONSOL Energy began with the transformation of our CNX Gas Corporation from a pure-play coalbed methane (CBM) producer to a leading producer in the Marcellus Shale. The company was able to apply its horizontal drilling technology from CBM to the Marcellus Shale. CNX Gas was the second producer to begin producing gas from a horizontal Marcellus Shale well, the CNX #3, in October 2008. Organic success in the shale gave us the confidence in early 2010 to expand our shale footprint by acquiring the Appalachian E&P assets of Dominion Resources and the publicly-held shares of CNX Gas. Concurrently, we were concerned about possible regulatory headwinds faced by our Coal Division. Having a 100%-owned gas company was a natural hedge for coal. We could then supply many of our customers with whichever fuel they preferred.

This dual fuel extraction strategy paid off handsomely for our shareholders in 2011, as CONSOL Energy earned net income of $632 million. Last year proved more challenging, as softness in the economy and a record mild winter left many of our coal and gas markets oversupplied. Still, we managed to have a successful 2012 by reducing our gas rig count, idling some coal mines so as not to build inventory, and selling $350 million of non-core assets. Last year was a managerial challenge, but we still were able to earn $388 million. This, of course, means that during 2011 and 2012, CONSOL's earnings exceeded $1 billion.

When we expanded our gas footprint in 2010, we heard some say that CONSOL Energy was abandoning coal. This was not the case. In fact, CONSOL was investing in a new Northern Appalachian longwall mine, the BMX Mine. Beginning in April of 2014, we expect to produce 5 million tons per year of high-vol or thermal coal from this low-cost mine. Last year, we also completed a 2-million-ton per year expansion of our 100%-owned Baltimore Terminal to continue to participate in the growth of world coal markets. After 10 years of re-capitalizing our mines, they are well-positioned to handle the future dynamics of a global marketplace.

CONSOL Energy has tier one assets across its portfolio, in both its coal and gas divisions. We have invested in both businesses through the cycle to emerge as a stronger, more efficient entity. In a scant twelve months, CONSOL Energy will be operating a fleet of 12 longwall mining machines, with each one having approximately 5 million tons of capacity. That's 60 million tons of well-capitalized, long-lived, low-cost production. That is our strength. We've pared back or closed the uneconomic or marginal mines. Our Coal Division has never been stronger. And, our world market opportunity has never been greater for our high-Btu coal.

In 2005, our gas company was targeting 50 Bcf of production. Then in 2010 before the Dominion transaction, we were targeting a 100 Bcf of production. Today, after selling 50% of our Marcellus position, we're targeting 170 - 180 Bcfe of production. We've de-risked much of our Marcellus Shale acreage and have an exciting exploration play in the Utica Shale. We've come a long way in gas since the days when our only play was fracing vertical CBM wells.

Sometimes in the extraction business, we have seen that you're evaluated by the deals you didn't consummate. Many mining companies acquired companies near the peak of the commodities boom at prices we believed were unsustainable. Once many commodity prices eased, these transactions resulted in lost shareholder value. In many cases, changes in executive management followed. In contrast, CONSOL's focus shifted towards monetizing our asset-rich company to bring value forward for our shareholders while sticking to our core competencies within our footprint.

But more needs to be done. This strategy has produced better relative performance, but we are not satisfied with the gap between our asset value and our current share price. Our senior management will find the way to close this value gap. While we remain steadfast on our top core values of safety and compliance, our strategy shifts towards four main concepts: 1) once coal capital expenditure growth has been completed, we will revert to a $5-$6 per ton maintenance capital level; 2) we do not intend to pursue “transformational” acquisitions in either coal or gas; 3) we will continue to monetize our non-core assets and regularly evaluate our core assets to make sure full value is recognized; and 4) we will use our free cash flow above maintenance capital to either reinvest in our gas/NGLs/condensate projects to accelerate growth or return the cash to shareholders. Product realizations and share price will be our guide.

For 2013, we have stepped up our asset sale process to include (core) assets such as our coal and gas transportation infrastructure to capitalize on the current market environment and investing in higher return projects. We have a process in place to evaluate and potentially monetize several assets this year as long as we receive fair value for those assets. While we remain quiet about which specific assets are in focus, we assure you that both the list and process is comprehensive.

In the energy industry, CONSOL Energy is known for its safety record, operational excellence, and financial strength. We've been growing our coal and gas businesses organically instead of searching for that transformation deal. In most ways, I believe we are what our major shareholders want us to be: the company that through its commitment to its core values, creates steady, continual improvement in all areas.

Coal Division Results:

CONSOL Energy released detailed information on its coal operations in a release dated April 12, 2013.

CONSOL Energy's coal production costs in the quarter ended March 31, 2013 were $50.69 per ton, or a decrease of $3.91, or 7%, from the quarter ended March 31, 2012. The majority of the cost decrease was related to a dramatic improvement in costs per ton in the low-vol category, as seen in the table below. This was primarily the result of slowing the pace of major maintenance projects and reconfiguring the size of the Buchanan Mine workforce to match a lower expected production schedule at the mine.

Coal production in the quarter consisted of 1.3 million tons of low-vol, 0.9 million tons of high-vol, and 12.6 million tons of thermal, for a total of 14.8 million tons.
Of the thermal coal production, 12.0 million tons were from Northern Appalachia and 0.6 million tons were from Central Appalachia.
During the first quarter of 2013, CONSOL's total coal inventory decreased by 414 thousand tons to 964 thousand tons as of March 31, 2013. This is the lowest total coal inventory level in 15 years. Thermal coal inventory decreased to 875 thousand tons during the quarter. Low-vol Buchanan and Amonate inventory also decreased during the quarter by 153 thousand tons, to 89 thousand tons.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012	2013	2012

Beginning Inventory (millions of tons)	0.2	0.2	—	—	1.2	1.5
Coal Production (millions of tons)	1.3	1.0	0.9	1.0	12.6	13.6
Ending Inventory (millions of tons)	0.1	0.2	—	—	0.9	2.0
Sales - Company Produced (millions of tons)	1.4	1.0	0.9	1.0	12.9	13.1

Sales Per Ton	$102.69	$167.87	$66.72	$62.18	$59.01	$61.83

Beginning Inventory Cost Per Ton	$86.38	$67.60	$—	$—	$50.92	$58.32

Total Direct Costs Per Ton	$37.83	$58.77	$34.71	$30.44	$31.02	$31.90
Royalty/Production Taxes Per Ton	5.62	9.25	(0.05)	3.36	4.17	4.15
Direct Services to Operations Per Ton	4.80	6.32	7.25	7.72	4.49	6.33
Retirement and Disability Per Ton	5.19	8.32	3.81	3.11	3.58	3.54
DD&A Per Ton	8.29	9.80	6.24	6.01	5.74	5.89
Total Production Costs	$61.73	$92.46	$51.96	$50.64	$49.00	$51.81

Ending Inventory Cost Per Ton	$(85.60)	$(72.97)	$—	$—	$(50.57)	$(55.60)

Total Cost Per Ton Sold	$64.42	$90.74	$51.96	$50.64	$49.09	$52.06
Average Margin Per Ton Sold	$38.27	$77.13	$14.76	$11.54	$9.92	$9.77
Addback: DD&A Per Ton	$8.29	$9.80	$6.24	$6.01	$5.74	$5.89
Average Margin Per Ton, before DD&A	$46.56	$86.93	$21.00	$17.55	$15.66	$15.66
Cash Flow before Cap. Ex and DD&A ($MM)	$65	$87	$19	$18	$202	$205
Sales and production exclude CONSOL Energy's portion from equity affiliates. Direct Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses and gas well plugging costs. Direct Services to Operations Per Ton include items such as subsidence costs, direct administrative, selling expenses, permitting and compliance and asset retirement obligations. Retirement and Disability Per Ton Sold includes charges for pension, retiree medical and other employee related long-term liabilities. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures.

Coal Marketing Update:

Low Vol: Buchanan's low cost position has allowed it to be competitive and profitable in the current world wide met markets, and is serving as a platform for potential international market expansion.   In Brazil, new Buchanan business was concluded  during the quarter and coking coal demand was strong in Q 1 and is expected to remain strong through Q 3.  In India, Buchanan is being tested at three potential new Indian customers and an improved operating environment over the remainder of the year is expected due to the alleviation of iron ore shortages.    In China,  we continue to expand our Buchanan customer base as we are able to be competitive with both Chinese and Russian coals.   Promising macroeconomic indicators in China show the potential for some market upside later in the year.  Buchanan continues to ship to its contracted European customers despite the difficulties in the Eurozone economies.  While there is little growth in Europe the customer base is stable.   Domestically, contracted shipments of Buchanan coal have also remained steady.

High Vol:  CONSOL's NAPP high-vol coal continues to expand its use with existing customers and is penetrating new markets both domestically and internationally.  Three potential new customers in India are currently testing the Bailey high-vol and new business for Bailey has been recently concluded in Korea, China, Brazil and the USA.  The demand for Bailey coal currently exceeds the supply as Bailey's versatility allows it to compete as high vol, PCI and high BTU thermal coal.  We expect to continue to create and  evaluate new sales opportunities that provide the best returns for the portfolio.

Thermal: CONSOL's NAPP mine inventory levels are at a 15-year low and PJM inventories are now below 5-year average levels.  Customer inventory levels in the Southeast are still above normal levels but have retreated with the cold March weather and the natural gas price eclipsing $4.00.  CONSOL's NAPP coal is burning very successfully in the Southeast markets and customers in all markets have demonstrated a steady demand for their contracted coal.  CONSOL's European customers continue to accept their contracted shipments and despite the drop in the API 2, CONSOL has ongoing discussions with specific strategic customers in Europe that has the potential for growth in the consumption of NAPP coal.   Coal burn has been strong in Europe and when the API 2 begins to approach $100.00, CONSOL expects to participate more widely in the European market.  Domestically,  CONSOL believes that producer inventory levels are low throughout the East and that a normal summer will tighten demand for coal quickly.  CONSOL is currently in negotiations to expand both domestic and European market share.   As stated in the high-vol section, CONSOL has multiple alternatives for our available NAPP products and is optimizing the value of the portfolio.

Gas Division Results:

CONSOL Energy released detailed information on its gas operations in a release dated April 12, 2013.

CONSOL's gas production in the quarter came from the following categories:

Coalbed Methane (CBM): Total production was 20.7 Bcf, a decrease of 9% from the 22.7 Bcf produced in the year-earlier quarter.

Marcellus Shale: Total production was 10.7 Bcf, or an increase of 60% from the 6.7 Bcf produced in the year-earlier quarter. The increase is primarily due to additional wells coming on-line from the company's on-going drilling program.

Shallow: Total production was 7.1 Bcf, a decrease of 7% from the 7.6 Bcf produced in the year-earlier quarter. The company continues to shift rigs and capital toward higher potential return Marcellus and Utica drilling prospects.

Other: The other category had production of 0.7 Bcf, or unchanged from the 0.7 Bcf produced in the year-earlier quarter.

The table below summarizes the quarterly comparison of key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	March 31, 2013	March 31, 2012
Total Revenue and Other Income ($ MM)	$197.5	$190.0
Net Income	$(0.1)	$7.5
Net Cash from Operating Activities ($ MM)	$190.0	$54.4
Total Period Production (Bcf)	39.2	37.7
Average Daily Production (MMcf)	436	415
Capital Expenditures ($ MM)	$207.1	$98.5
Production results are net of royalties.

PRICE AND COST DATA PER MCF — Quarter-to-Quarter Comparison

The company experienced decreased profitability within the Gas Division when compared with the quarter ended March 31, 2012. Unit gas margins decreased despite a slight improvement in realized unit gas prices by $0.04 per Mcf. Total unit gas costs increased mainly due to fees associated with in-transit transportation costs.

All-in unit costs in the Marcellus Shale were $3.24 per Mcf in the just-ended quarter, or an increase of $0.18 from the $3.06 per Mcf in the year-earlier quarter. Total Marcellus Shale gathering and transportation costs were negatively impacted by $0.25 per Mcf due to increased costs associated with liquids production and firm transportation.

	Quarter	Quarter
	Ended	Ended
	March 31, 2013	March 31, 2012
Average Sales Price	$4.30	$4.26
Costs - Production
Lifting	$0.56	$0.62
Ad Valorem, Severance and Other Taxes	$0.12	$0.17
DD&A	$1.14	$1.10
Total Production Costs	$1.82	$1.89

Costs - Gathering
Operating Costs	$0.67	$0.59
Transportation	$0.56	$0.34
DD&A	$0.20	$0.20
Total Gathering Costs	$1.43	$1.13

Gas Direct Administrative Selling & Other	$0.28	$0.35

Total Costs	$3.53	$3.37

Margin	$0.77	$0.89
Note: Costs − The line item "gas direct administrative, selling, & other" excludes general administration, incentive compensation, and other corporate expenses.

CONSOL Energy 2013 - 2015 Guidance

CONSOL Energy expects its net gas production to be between 170 - 180 Bcf for the year. Second quarter gas production, net to CONSOL, is expected to be approximately 38 - 40 Bcf.

Total hedged gas production in the 2013 second quarter is 19.8 Bcf, at an average price of $4.69 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2013	2014	2015
Total Yearly Production (Bcf)	170-180	N/A	N/A
Volumes Hedged (Bcf),as of 4/13/13	79.6	60.9	43.0
Average Hedge Price ($/Mcf)	$4.69	$4.96	$4.24

COAL DIVISION GUIDANCE

	Q2 2013	2013	2014	2015
Estimated Coal Sales (millions of tons)	13.25 - 13.75	55.5 - 57.5	62.6	63.9
Est. Low-Vol Met Sales	0.9 -1.0	4.0-4.2	5.3	5.3
Tonnage: Firm	0.6	2.3	—	—
Avg. Price: Sold (Firm)	$108.58	$107.17	$—	$—
Est. High-Vol Met Sales	0.5+	1.7+	4.8	6.4
Tonnage: Firm	0.3	1.2	0.2	0.2
Avg. Price: Sold (Firm)	$62.97	$65.74	$75.53	$74.74
Est. Thermal Sales	12.1+	49.8+	51.9	51.5
Tonnage: Firm	11.8	49.4	25.5	14.5
Avg. Price: Sold (Firm)	$57.99	$58.80	$59.94	$61.12
Note: While most of the data in the table are single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. N/A means not available or not forecast. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. In the thermal sales category, the open tonnage includes two items: sold, but unpriced tons and collared tons. Collared tons in 2014 are 7.0 million tons, with a ceiling of $55.90 per ton and a floor of $46.32 per ton. Collared tons in 2015 are 8.7 million tons, with a ceiling of $57.43 per ton and a floor of $44.86 per ton. Calendar years 2013, 2014 and 2015 include 0.1, 0.6, and 0.7 million tons, respectively, from Amonate. The Amonate tons are not included in the category breakdowns.

Liquidity
Total company liquidity as of March 31, 2013 was $2.4 billion, including cash of $25.1 million.
As of March 31, 2013, CONSOL Energy had $1.423 billion in total liquidity, which is comprised of $22.9 million of cash and $1,399.7 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy's credit facility has no borrowings. Outstanding letters of credit are $100.3 million.
As of March 31, 2013, CNX Gas Corporation had $932.0 million in total liquidity, which is comprised of $2.2 million of cash and $929.8 million available to be borrowed under its $1.0 billion bank facility. CNX Gas' credit facility has no borrowings. Outstanding letters of credit are $70.2 million.

About
CONSOL Energy Inc. is a Pittsburgh-based producer of coal and natural gas. It has 11 bituminous coal mining complexes in four states and reports proven and probable coal reserves of 4.2 billion tons. The company's premium Appalachian coals are sold worldwide to electricity generators and steelmakers. In natural gas, CONSOL Energy has transformed itself from a pure-play coalbed methane producer to a full-fledged exploration and production company. The company is a leading producer in the Marcellus Shale and is transitioning its active exploration program into development mode in the Utica Shale. CONSOL Energy has proved natural gas reserves of 4.0 trillion cubic feet. Operational safety is the company's top core value and CONSOL Energy boasts a record of almost two times better than the industry average for underground bituminous coal mines. CONSOL Energy is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. Additional information about CONSOL Energy can be found at its Web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	March 31,
	2013	2012
Net Income	$(1,564)	$97,196

Add: Interest Expense	53,378	58,120
Less: Interest Income	(6,924)	(8,532)
Add: Income Taxes	522	21,381
Earnings Before Interest & Taxes (EBIT)	45,412	168,165

Add: Depreciation, Depletion & Amortization	161,315	155,347

Earnings Before Interest, Taxes and DD&A (EBITDA)	206,727	323,512

Adjustments:
Pension Settlement	27,115	—
CNX Gas Shareholder Settlement	20,200	—
Blacksville Fire Loss	15,170	—
Marcellus Title Defects	6,268
Total Pre-tax Adjustments	68,753	—

Adjusted Earnings Before Interest, Taxes and DD&A ( Adjusted EBITDA)	$275,480	$323,512
Note: Income tax effect of Total Pre-tax Adjustments was ($23,342) for the three months ended March 31, 2013.

Forward-Looking Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in global economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; an extended decline in demand for or in the prices we receive for our coal and gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; the expiration or failure to extend existing long-term contracts; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and gas to market; a loss of our competitive position because of the competitive nature of the coal and gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our failure to maintain satisfactory labor relations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; our focus on new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under "take or pay" contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining, maintaining and renewing governmental permits and approvals for our coal and gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for coal or gas rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; increased exposure to multi-employer pension plan liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the recent economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions and joint ventures that we recently have completed or entered into or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds including joint venture partners paying anticipated carry obligations; the anti-takeover effects of our rights plan could prevent a change of control; increased exposure on our financial performance due to the degree we are leveraged; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; and other factors discussed in the 2012 Form 10-K under "Risk Factors," as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor: Dan Zajdel, at (724) 485-4169
Tyler Lewis, at (724) 485-3157
Media: Lynn Seay, at (724) 485-4065

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March, 31
	2013	2012
Sales—Outside	$1,226,165	$1,311,471
Sales—Gas Royalty Interests	14,204	12,206
Sales—Purchased Gas	1,358	839
Freight—Outside	14,061	49,293
Other Income	33,852	52,961
Total Revenue and Other Income	1,289,640	1,426,770
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	932,963	904,137
Gas Royalty Interests Costs	11,806	10,249
Purchased Gas Costs	959	517
Freight Expense	14,061	49,293
Selling, General and Administrative Expenses	33,670	38,903
Depreciation, Depletion and Amortization	161,315	155,347
Interest Expense	53,378	58,120
Taxes Other Than Income	82,787	91,627
Total Costs	1,290,939	1,308,193
(Loss) Earnings Before Income Taxes	(1,299)	118,577
Income Taxes Expense	522	21,381
Net (Loss) Income	(1,821)	97,196
Add: Net Loss Attributable to Noncontrolling Interest	257	—
Net (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(1,564)	$97,196
Earnings Per Share:
Basic	$(0.01)	$0.43
Dilutive	$(0.01)	$0.42
Weighted Average Number of Common Shares Outstanding:
Basic	228,318,123	227,269,269
Dilutive	228,318,123	230,124,011
Dividends Paid Per Share	$—	$0.125

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March, 31
	2013	2012
Net (Loss) Income	$(1,821)	$97,196
Other Comprehensive Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($28,250), ($35,897))	45,757	59,573
Net (Decrease) Increase in the Value of Cash Flow Hedge (Net of tax: $13,966, ($49,008))	(18,595)	76,076
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $11,984, $31,380)	(22,713)	(47,941)

Other Comprehensive Income	4,449	87,708

Comprehensive Income	2,628	184,904

Add: Comprehensive Income Attributable to Noncontrolling Interest	257	$—

Comprehensive Income Attributable to CONSOL Energy Inc. Shareholders	$2,885	$184,904

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	March 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$25,058	$21,878
Accounts and Notes Receivable:
Trade	408,350	428,328
Notes Receivable	322,406	318,387
Other Receivables	153,697	131,131
Accounts Receivable - Securitized	30,119	37,846
Inventories	217,034	247,766
Deferred Income Taxes	160,750	148,104
Recoverable Income Taxes	6,602	—
Restricted Cash	—	48,294
Prepaid Expenses	115,156	157,360
Total Current Assets	1,439,172	1,539,094
Property, Plant and Equipment:
Property, Plant and Equipment	15,749,523	15,545,204
Less—Accumulated Depreciation, Depletion and Amortization	5,516,319	5,354,237
Total Property, Plant and Equipment—Net	10,233,204	10,190,967
Other Assets:
Deferred Income Taxes	425,079	444,585
Restricted Cash	20,383	20,379
Investment in Affiliates	248,127	222,830
Notes Receivable	25,995	25,977
Other	201,234	227,077
Total Other Assets	920,818	940,848
TOTAL ASSETS	$12,593,194	$12,670,909

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	(Unaudited)
	March 31, 2013	December 31, 2012
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$463,886	$507,982
Current Portion of Long-Term Debt	13,353	13,485
Short-Term Notes Payable	—	25,073
Accrued Income Taxes	—	34,219
Borrowings Under Securitization Facility	30,119	37,846
Other Accrued Liabilities	839,294	768,494
Total Current Liabilities	1,346,652	1,387,099
Long-Term Debt:
Long-Term Debt	3,124,240	3,124,473
Capital Lease Obligations	48,299	50,113
Total Long-Term Debt	3,172,539	3,174,586
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,825,925	2,832,401
Pneumoconiosis Benefits	175,952	174,781
Mine Closing	449,891	446,727
Gas Well Closing	150,973	148,928
Workers’ Compensation	154,573	155,648
Salary Retirement	172,306	218,004
Reclamation	43,833	47,965
Other	128,316	131,025
Total Deferred Credits and Other Liabilities	4,101,769	4,155,479
TOTAL LIABILITIES	8,620,960	8,717,164
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 228,609,116 Issued and 228,574,361 Outstanding at March 31, 2013; 228,129,467 Issued and 228,094,712 Outstanding at December 31, 2012	2,289	2,284
Capital in Excess of Par Value	2,320,223	2,296,908
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	2,393,528	2,402,551
Accumulated Other Comprehensive Loss	(742,893)	(747,342)
Common Stock in Treasury, at Cost—34,755 Shares at March 31, 2013 and 34,755 Shares at December 31, 2012	(609)	(609)
Total CONSOL Energy Inc. Stockholders’ Equity	3,972,538	3,953,792
Noncontrolling Interest	(304)	(47)
TOTAL EQUITY	3,972,234	3,953,745
TOTAL LIABILITIES AND EQUITY	$12,593,194	$12,670,909

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2012	$2,284	$2,296,908	$2,402,551	$(747,342)	$(609)	$3,953,792	$(47)	$3,953,745
(Unaudited)
Net Loss	—	—	(1,564)	—	—	(1,564)	(257)	(1,821)
Other Comprehensive Income	—	—	—	4,449	—	4,449	—	4,449
Comprehensive Income (Loss)	—	—	(1,564)	4,449	—	2,885	(257)	2,628
Issuance of Common Stock	5	904	—	—	—	909	—	909
Treasury Stock Activity	—	—	(7,459)	—	—	(7,459)	—	(7,459)
Tax Cost From Stock-Based Compensation	—	(3,658)	—	—	—	(3,658)	—	(3,658)
Amortization of Stock-Based Compensation Awards	—	26,069	—	—	—	26,069	—	26,069
Balance at March 31, 2013	$2,289	$2,320,223	$2,393,528	$(742,893)	$(609)	$3,972,538	$(304)	$3,972,234

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2013	2012
Operating Activities:
Net (Loss) Income	$(1,821)	$97,196
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	161,315	155,347
Stock-Based Compensation	26,069	16,252
Gain on Sale of Assets	(2,176)	(19,713)
Amortization of Mineral Leases	503	1,886
Deferred Income Taxes	305	(2,265)
Equity in Earnings of Affiliates	(4,797)	(7,935)
Changes in Operating Assets:
Accounts and Notes Receivable	27,137	(17,990)
Inventories	30,732	(26,662)
Prepaid Expenses	7,944	6,231
Changes in Other Assets	6,749	10,837
Changes in Operating Liabilities:
Accounts Payable	(26,474)	(39,312)
Other Operating Liabilities	19,940	62,233
Changes in Other Liabilities	16,652	(8,928)
Other	6,202	2,309
Net Cash Provided by Operating Activities	268,280	229,486
Investing Activities:
Capital Expenditures	(405,972)	(306,446)
Change in Restricted Cash	48,294	—
Proceeds from Sales of Assets	138,636	28,611
Investments In Equity Affiliates	(12,500)	(10,250)
Net Cash Used in Investing Activities	(231,542)	(288,085)
Financing Activities:
Payments on Miscellaneous Borrowings	(27,601)	(2,330)
Payments on Securitization Facility	(7,727)	—
Tax Benefit from Stock-Based Compensation	730	750
Dividends Paid	—	(28,387)
Issuance of Common Stock	909	54
Issuance of Treasury Stock	—	109
Debt Issuance and Financing Fees	131	(20)
Net Cash Used in Financing Activities	(33,558)	(29,824)
Net Increase (Decrease) in Cash and Cash Equivalents	3,180	(88,423)
Cash and Cash Equivalents at Beginning of Period	21,878	375,736
Cash and Cash Equivalents at End of Period	$25,058	$287,313